EXHIBIT 10.1

MATERIAL ON TWO PAGES HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. A COMPLETE COPY OF THE AGREEMENT, INCLUDING THE OMITTED MATERIAL, HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

AMENDMENT NO. 2 TO EXCLUSIVE RESELLER AGREEMENT

by and between

VALASSIS SALES & MARKETING SERVICES, INC.

and

INSIGNIA SYSTEMS, INC.

AMENDMENT NO. 2 TO EXCLUSIVE RESELLER AGREEMENT (the “Second Amendment”), dated as of July 2, 2007, by and between Valassis Sales & Marketing Services, Inc. (the “Reseller”) and Insignia Systems, Inc. (the “Company”) (collectively, the “Parties”). All capitalized terms used but not defined herein shall have the same meanings as ascribed to them in the Exclusive Reseller Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, on June 12, 2006, the Reseller and the Company entered into the Exclusive Reseller Agreement, and amended such agreement by Amendment No. 1 to Exclusive Reseller Agreement dated December 6, 2006 (as amended, the “Exclusive Reseller Agreement”);

WHEREAS, the Parties wish to, among other things, extend the term of the Agreement and set forth additional terms and conditions; and

WHEREAS, the Parties have determined to amend the Exclusive Reseller Agreement as herein set forth.

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.	Title of the Agreement shall be changed to “Exclusive Reseller and Retail Services Agreement.”

2.	The Section entitled “Recitals” is hereby amended and restated in its entirety as follows:

“The Company develops, manufactures and distributes certain products and services which may be sold through the Reseller channel to grocery and drug retailers. The Reseller is experienced and intends to be engaged in the business of distributing the kinds of products and services sold by the Company to customers and providing them additional or complementary services or products and integrated solutions. The parties desire to set forth the terms and conditions under which the Reseller will acquire from the Company and distribute to Customers the Products in the Territory and provide to Customers the Services (as such terms are defined below) as well as assist the Company in expanding the Company’s retail network by developing new contracts between the Company and the Target Retailers (as such term is defined below).”

3.	The parties hereby agree to add the following definition to Section 1 as Subsection (h) and re-letter the definition of “Territory” to Subsection (i):

(h)  “Target Retailers” shall mean those retail chains set forth on Exhibit C attached hereto.

4.	The first sentence of Section 3(c)(ii) is hereby amended and restated in its entirety as follows:

“All Certificates of Insurance shall be sent to the other party at the appropriate address set forth in Section 14(f).”

5.	Section 3(c)(x) is hereby amended and restated in its entirety as follows:

(x)  Insurance Submittal Address.  All Certificates of Insurance shall be sent to the address of the Reseller set forth in Section 14(f) hereof.

6.	Section 4(c) is hereby amended and restated in its entirety as follows:

(c)  Company Payments.  The Company shall provide the Reseller with a calculation of all revenue for (i) joint sales with respect to Products and Services and (ii) development of Target Retailers on a monthly basis, and remit payment to Reseller, along with an accounting of the amounts due, within 30 days after each calendar year during the term. All payments shall be made in U.S. Dollars.

7.	Section 4(f)(i) is hereby amended and restated in its entirety as follows:

(i)  Record Keeping.  Each of the Company and the Reseller shall keep accurate and complete records relating to (i) the Products and sales of fixed rate and joint sales Services to Customers in the Territory and to such party’s performance of its obligations under this Agreement and (ii) the joint development of new relationships with Target Retailers and to such party’s performance of its obligations under this Agreement.

8.	Section 10(a) is hereby amended and restated in its entirety as follows:

(a)  Term.  The term of this Agreement shall commence on the Effective Date and shall continue until December 31, 2017 (the “Initial Term”) unless terminated earlier (i) by mutual consent of the parties hereto or (ii) pursuant to the provisions of this Section 10. At the end of the Initial Term, this Agreement shall renew automatically for additional 12 month periods unless prior to that time, at the end of each renewal term, either party gives the other party 90 days’ written notice of non-renewal. At the end of each year during the Initial Term, the parties shall mutually agree on any appropriate adjustments to Exhibit B.

9.	Section 10(d) of the Agreement is hereby deleted in its entirety.

10.	Section 10(g) is hereby amended and restated in its entirety as follows:

(g)  Survival of Certain Terms.  The provisions of Sections 1, 3(c), 4, 6(e), 7, 8, 9, 10, 13 and 14 of this Agreement, and all payment or delivery obligations incurred during the term of this Agreement, shall survive the expiration or termination of this Agreement for any reason. All other rights and obligations of the parties shall cease upon termination of this Agreement.

11.	The parties hereby agree to re-number old Section 11 “Limitation of Liability” to Section 13.

12.	The parties hereby agree to re-number old Section 12 “Miscellaneous” to Section 14.

13.	The parties hereby agree to insert as new Section 11 the following language:

11.  Development of Target Retailers.

(a)  Joint Development.  The Company and the Reseller hereby agree to jointly try to expand the Company’s current retail network by creating new relationships, through marketing and sales efforts, between the Company and the Target Retailers.

(b)  Reseller Responsibilities.  The Reseller hereby agrees to use its expertise and marketing skills to help develop new relationships for the Company with Target Retailers, with the Company’s assistance. In order to assist the Company in developing new relationship with Target Retailers, the Reseller hereby agrees to take a lead role with respect to the following activities: (i) developing sales and marketing materials for retailer expansion, (ii) identifying and qualifying top prospects and (iii) developing, proposing and conceptualizing sell opportunities. The Reseller hereby agrees to work jointly with the Company to develop and finalize agreement terms and conditions with the Target Retailers; provided, however, that the terms and conditions of such agreements shall be solely in the discretion of the Company. The Reseller also agrees to assist the Company with respect to the training of such retailers and integration of operations. Upon the request of the Company, the Reseller and the Company will meet prior to the end of the two (2) year period commencing on the date of this Amendment No. 2 and at the end of each two (2) year period thereafter during the Initial Term whereby the parties will review the work done by Reseller in the prior two (2) years and develop a plan of action for the next two (2) years.

(c)  Company Responsibilities.  In order to develop new relationships with Target Retailers, the Company hereby agrees to assist the Reseller with respect to the following activities: (i) developing sales and marketing materials for retailer expansion, (ii) identifying and qualifying top prospects and (iii) developing, proposing and conceptualizing sell opportunities. The Company hereby agrees to work jointly with the Reseller to develop and finalize agreement terms and conditions with the Target Retailers and agrees to take a lead role with respect to the training of such retailers and integration of operations. The Company also agrees to provide reporting and other operational support to any Target Retailer (without any assistance from the Reseller). In order to further incentive the Reseller to perform its obligations under Section 11(b) hereof, the Company also agrees to grant to the Reseller a warrant, dated as of the date hereof, to purchase up to 800,000 shares of the Company’s common stock.

(d)  Payment Terms.  In exchange for the Reseller’s obligations under this Agreement with respect to Target Retailers, the Company hereby agrees to pay a cash commission to the Reseller during the term of the Agreement, payable on December 1, March 1, June 1 and September 1 each year based on the most recent calendar quarter, of [ * ] based on any revenue that the Company derives from POPS programs run in the new Target Retailers added to the Company’s network through the Reseller’s efforts. The Company also hereby agrees to pay a cash commission to the Reseller during the term of the Agreement, payable on December 1, March 1, June 1 and September 1 each year, of [ * ] and [ * ] based on any revenue that the Company derives from POPS programs run at stores operated by [ * ] and [ * ], respectively.

14.	The parties hereby agree to insert as new Section 12 the following language:

12.  Change of Control.  The Company hereby agrees that if, during the term of this Agreement, a Change of Control of the Company occurs and, following such Change of Control, the Company or the successor entity terminates this Agreement for any reason other than the Reseller’s material breach of this Agreement, the Company and its successor company shall be jointly and severally liable to the Reseller for liquidated damages in a lump-sum amount of [ * ] in immediately available funds. Upon a Change of Control, the Company hereby agrees to use its best efforts to cause any successor company to assume this Agreement and comply with the requirements of this Section 12, if applicable. The Reseller shall be entitled to receive such payment within 30 days of such termination.

* Material has been omitted pursuant to a request for confidential treatment. A complete copy of the agreement, including the omitted material, has been filed separately with the Commission.

For purposes of this Section 12, “Change of Control” means the occurrence of one or more of the following events:

(a)       the date any one “person” (as that term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, other than the Company), or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person(s)) ownership of stock of the Company possessing 30 percent or more of the total voting power of the stock of the Company;

(b)       the date a majority of the members of the Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the Company’s Board of Directors before the date of the appointment or election;

(c)       the date any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the fair market value or total voting power of the stock of the Company; or

(d)       the date one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person(s)) all or a substantial portion of the Company’s assets if such assets have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition(s).

15.           Except as set forth herein, all of the terms, conditions and provisions of the Exclusive Reseller Agreement shall remain unchanged and in full force and effect.

16.           Each Party hereto shall cooperate and take any further actions, and shall execute and deliver any further documents, that are reasonably requested by a party hereto in order to effectuate or facilitate the purposes and intents of this Second Amendment.

17.           This Second Amendment may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

18.           The Exclusive Reseller Agreement, as amended by this Second Amendment, sets forth the entire understanding and agreement of the Parties hereto with respect to the subject matter thereof, and merges all prior understandings and agreements with respect to the subject matter thereof.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment No. 2 to be executed as of the day and year first above written.

RESELLER:

VALASSIS SALES & MARKETING SERVICES, INC.

By:	/s/ Steven Mitzel
	Name:	Steven Mitzel
	Title:	Vice President

COMPANY:

INSIGNIA SYSTEMS, INC.

By:	/s/ Scott Drill
	Name:	Scott Drill
	Title:	CEO

EXHIBIT C

Target Retailers

Retailer

[ * ]

Priority Listing

Immediate (30 – 60 Days)
[ * ]

60 – 90 Days
[ * ]

90 – 120 Days
[ * ]

On-Going
[ * ]

* Material has been omitted pursuant to a request for confidential treatment. A complete copy of the agreement, including the omitted material, has been filed separately with the Commission.